The JPMorgan Intermediate Bond
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
05/04/01	Kroger Co. CMTMT

Shares            Price         Amount
1,750,000  	  $99.74	$174,545,000.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      Chase Vista Funds
$0.65       N/A		35.22%	           0.175%

Broker
Salomon Brothers Inc.

Underwriters of Kroger Co. CMTMT

                                       Principal       Principal
                                       Amount of       Amount of
Underwriters                          6.80% Notes     7.50% Notes
------------                        ------------    ------------
Banc of America Securities LLC.....  $116,500,000    $116,500,000
J.P. Morgan Securities Inc.........   116,500,000     116,500,000
Salomon Smith Barney Inc...........   116,500,000     116,500,000
Banc One Capital Markets, Inc......    50,000,000      50,000,000
Scotia Capital (USA) Inc...........    30,500,000      30,500,000
BNY Capital Markets, Inc...........    20,000,000      20,000,000
U.S. Bancorp Piper Jaffray Inc.....    20,000,000      20,000,000
BNP Paribas Securities Corp........    10,000,000      10,000,000
Mizuho International plc...........    10,000,000      10,000,000
Tokyo-Mitsubishi International plc.    10,000,000      10,000,000
                                      ------------    ------------
          Total....................  $500,000,000    $500,000,000
                                     ============    ============